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[GARDNER DENVER LOGO]
                                                                Exhibit 99.5

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                                PRESS RELEASE
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FOR IMMEDIATE RELEASE
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March 10, 2004                                    Contact: Randall E. Schwedes
                                                           Treasurer
                                                           (217) 228-8224

         GARDNER DENVER, INC. ANNOUNCES PLANS TO OFFER COMMON STOCK

QUINCY, IL (March 10, 2004) - Gardner Denver, Inc. (NYSE:GDI) announced today its intention to offer, subject to market and other conditions, 3,000,000 shares of its common stock pursuant to an effective shelf registration statement previously filed with the Securities and Exchange Commission. In connection with the offering, Gardner Denver will grant the underwriters an option to purchase up to an additional 450,000 shares of common stock from the Company to cover over-allotments, if any.

The Company expects to use the net proceeds from the offering for general corporate purposes, which may include repayment of outstanding debt and financing future acquisitions. Bear, Stearns & Co. Inc. will act as sole book running manager for the offering with Robert W. Baird & Co. Incorporated, McDonald Investments Inc., a Keycorp Company, and Morgan Joseph & Co. Inc. acting as co-managers.

The offering may be made only by means of a prospectus and a related prospectus supplement. A preliminary prospectus supplement related to the offering will be filed with the Securities and Exchange Commission, copies of which may be obtained when available from Bear, Stearns & Co. Inc., c/o Prospectus Department at 383 Madison Avenue, New York, New York 10179, (631) 274-8321.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such jurisdiction.

Gardner Denver, with 2003 revenues of $440 million, is a leading manufacturer of reciprocating, rotary and vane compressors and blowers for various industrial applications and pumps used in the petroleum and industrial markets. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website
(www.gardnerdenver.com).

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